UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549
                        -------------------

                          AMENDMENT NO. 2

                                TO

                            FORM 10-SB

            General Form For Registration of Securities
           of Small Business Issuers Under Section 12(b)
              or 12(g) of the Securities Act of 1934

                       PlayStar Corporation
          (Name of Small Business Issuer in Its Charter)

           Delaware                            51-0378588
(State or Other Jurisdiction of (I.R.S. Employer Identification Number) Incorporation or Organization)

c/o 372 Richmond Street West, Suite 212, Toronto, Ontario, Canada  M5V 1X6
       (Address of Principal Executive Offices)                   (Zip Code)

                          (416) 408-2100
                     Issuer's Telephone Number


Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                  Name of Each Exchange on Which
   to be so Registered                  Each Class is to be Registered

          None                                   None



Securities to be registered pursuant to Section 12(g) of the Act:

             Common Stock, Par Value $.0001 Per Share
                         (Title of Class)

                         TABLE OF CONTENTS



PART I....................................................................1
   Item 1. Description of Business........................................1
   Item 2. Management's Discussion and Analysis or Plan of Operation......6
   Item 3..Description of Property........................................9
   Item 4. Security Ownership of Certain Beneficial Owners and Management.9
   Item 5. Directors, Executive Officers, Promoters and Control Persons...11
   Item 6. Executive Compensation.........................................11
   Item 7. Certain Relationships and Related Transactions.................12
   Item 8. Description of Securities......................................13

PART II...................................................................15
   Item 1. Market Price of and Dividends on the Registrant's
           Common Equity and Other Shareholder Matters....................15
   Item 2. Legal Proceedings..............................................15
   Item 3. Changes in and Disagreements with Accountants
           on Accounting and Financial Disclosure.........................15
   Item 4. Recent Sales of Unregistered Securities........................16
   Item 5. Indemnification of Directors and Officers......................17

PART F/S..................................................................19

PART III..................................................................20
   Item 1. Index to Exhibits..............................................20

SIGNATURES................................................................21

                              PART I

Item 1.    Description of Business.

Introduction

     PlayStar Corporation ("PlayStar Delaware") is a holding company, which, through its wholly-owned subsidiaries, PlayStar Limited and Antigua Casino & Sportsbook Limited, an Antigua Corporation ("Antigua Casino," and together with PlayStar Limited, the "Subsidiaries"), intends to operate, promote and commercialize interactive, software-based games of chance which will be offered as an on-line service accessible world-wide on the Internet. PlayStar Delaware was incorporated in the State of Delaware on October 3, 1996 under the name Global Games Corporation. On October 9, 1996, PlayStar Delaware acquired all of the issued and outstanding shares of common stock of PlayStar Limited, incorporated on October 9, 1996. The current address of PlayStar Delaware is c/o 372 Richmond Street West, Suite 212, Toronto, Ontario, Canada M5V 1X6.

     PlayStar Delaware, PlayStar Limited and Antigua Casino are sometimes collectively referred to herein as "PlayStar."

Subsequent Events

      The Board of Directors of PlayStar Delaware has unanimously approved, and the holders of more than 66-2/3% of the outstanding shares of PlayStar Delaware's Common Stock have approved, a corporate reorganization (the "Reorganization") pursuant to which PlayStar Delaware will become an Antigua corporation ("PlayStar Antigua"). After the consummation of the Reorganization, PlayStar Antigua will continue to conduct the business in which PlayStar Delaware is now engaged. The relative voting rights of PlayStar Antigua will not change as a result of the Reorganization. A Registration Statement on Form S-4 relating to this transaction was filed by PlayStar Wyoming Holding Corp., a wholly-owned subsidiary of PlayStar Delaware, on April 21, 1998 with the Securities and Exchange Commission (the "Commission").

PlayStar Limited and Antigua Casino

      PlayStar Limited has purchased and intends to license, promote and commercialize an on-line casino system offering casino operators interactive, software-based games of chance accessible world-wide through the Internet. These products are being tested at www.antigua.org.

      Antigua Casino's Articles of Incorporation enable it to operate an Internet-based casino. Using the technology developed by PlayStar Limited and licensed to it, Antigua Casino's casino service will allow patrons to play interactive games in real time either in "free" mode or in "live" mode. In "live" mode, patrons will wager with real money in various forms, including electronic money or "e-cash," credit cards, wire-transfers, money-orders and personal account debits. Antigua Casino will initially offer a selection of casino-style games, including, but not limited to, blackjack, draw poker, baccarat, roulette and three different slot machines.

      In December 1997, PlayStar Limited, on behalf of Antigua Casino, applied to the government of Antigua for an electronic casino gaming license. On January 28, 1998, the Antigua government granted approval for the issuance of the license to Antigua Casino. Antigua Casino intends to establish its operations base and begin operation of its on-line casino during the first six months of 1998.

      PlayStar Limited's games are designed to be entertaining and captivating. Moreover, the games have been adapted to the idiosyncrasies of the Internet. For example, at times, due to "noise" on telephone lines or other unpredictable technical glitches, connections between computers may terminate. To respond to such problems, PlayStar Limited's software keeps track of the precise status of the game. If a game is interrupted, the patron needs only to return to the casino website and the game will be restored to the moment the disconnection occurred.

      PlayStar Limited began testing its games on March 31, 1997. PlayStar Limited's client/server systems have performed as expected during this testing, and PlayStar Limited believes that its systems require only minor improvements. The number of visitors to the casino site and the total amount "wagered" during the testing period, however, has greatly exceeded PlayStar's expectations. Moreover, these visitors have provided PlayStar Limited with valuable comments and feedback, which have been incorporated by PlayStar Limited to improve its products.

      Antigua Casino does not plan to require patrons to maintain a minimum account balance or place any restrictions on amounts accumulated through winnings. Antigua Casino does plan, however, to establish a maximum bet limit for new customers. Antigua Casino may, at its discretion, grant custom wagering and account options to its regular customers based upon their established profiles. At the present time, Antigua Casino does not intend to extend credit services to its patrons.

      Antigua Casino intends to attract patrons to its service by providing quality content through innovative use of animation and graphic design. The Antigua Casino website has been designed with simplicity and effectiveness in mind. Patrons are able to browse the website and try any game in "free" mode. When a patron decides to open an account, the relevant financial information will be processed. Once an account is open, patrons may elect to play any of Antigua Casino games in "live" mode and wager against the patrons' accounts. Antigua Casino will also allow patrons to review their accounts and cash-out at any time.

      Antigua Casino intends to accept several forms of payment to process customer financial transactions, including e-cash, credit cards, wire-transfers, money-orders and personal account debits. Antigua Casino will license certain software which will permit Antigua Casino to authenticate and process credit card and other financial transactions which occur over the Internet. Antigua Casino intends to work closely with international banking institutions that have experience providing electronic and Internet payment clearing services. Antigua Casino is also currently negotiating with several banks to establish check, wire transfer and third-party funds transfer services.


Customers and Marketing

      Antigua Casino's target market is individuals located throughout the world who are current on-line users and at least 18 years of age. According to the Internet Society, there are currently 60 to 80 million such people world-wide who regularly access the Internet. Moreover, Internet use is expected to grow by as much as 80% each year.

      Antigua Casino plans to protect all customer data and information with high-level security systems and password encryption software. Patrons will be issued both an account identification number and a PIN number. Any wagering or patron functions, such as an account review or a cash-out, will require the correct identification numbers. Antigua Casino will not require identification numbers to browse its website or play games in "free" mode.

      In order to create an awareness of Antigua Casino's existence among individuals in the target market, Antigua Casino intends to focus its marketing efforts primarily on traditional media advertising, public relations programs, on-line promotions, business development, third-party relationships and social programs. While Antigua Casino is not currently conducting any marketing programs, Antigua Casino is preparing a detailed marketing and advertising plan which will commence upon the launch of the on-line casino. To ensure the creation of an effective advertising program, Antigua Casino is currently negotiating with an established marketing communications firm and a media buying company to oversee Antigua Casino's promotional efforts and advertising needs.

      Antigua Casino does not currently intend to limit its marketing and advertising program to particular jurisdictions. However, Antigua Casino may exclude the United States or any other jurisdiction from its promotional efforts if such efforts or activities are determined to be prohibited by applicable law. See "Regulation."


Research and Development

      Since PlayStar Delaware's inception in October 1996 through March 30, 1998, the Subsidiaries have expended approximately $785,000 on research and development activities. Effective April 1, 1998, PlayStar Limited and Dreamplay Research Corp. ("Dreamplay") entered into an agreement (the "Dreamplay Agreement") pursuant to which PlayStar Limited retained Dreamplay to provide PlayStar Limited's gaming software. Pursuant to the terms of the Dreamplay Agreement, Dreamplay has assigned to PlayStar Limited all right, title and interest in the software designed and developed for PlayStar Limited. Through March 30, 1998, PlayStar Limited has paid Dreamplay approximately $785,000 for the provision and installation of gaming software.

      PlayStar Limited intends to continue the development of additional casino games, including, but not limited to, Caribbean poker, pai gow, sic bo, craps and two-up. Additionally, PlayStar Limited believes that other games, more interactive in nature, will become highly popular in the gaming community in the future.


Employees

      As of May 1, 1998, PlayStar had two full-time employees who serve as PlayStar Delaware's President and its Chairman, Chief Executive Officer, Treasurer and Secretary, respectively. From time to time, PlayStar also retains consultants and consulting firms which provide PlayStar Delaware with certain expertise in financing, developing, marketing and software and telecommunications technologies.

Properties

      Antigua Casino occupies approximately 1,200 square feet on the top floor of the Dollar Building, Nevis Street, St. John's, Antigua pursuant to a lease which expires on March 31, 1999. The monthly payments under the lease are approximately $1,480. Except for the foregoing, neither PlayStar Delaware nor the Subsidiaries presently own or lease any property or real estate.


Competition

      A significant number of companies, organizations and individuals are currently offering or purporting to offer casino gambling services on the Internet similar to those of Antigua Casino. PlayStar's primary competition includes, but is not limited to, CryptoLogic Inc., Venturetech Inc., Internet Casinos Ltd., Interactive Gaming and Communications Corp. (formerly Sports International - USA), Wager Net Inc., Casinos of the South Pacific, World Wide Web Casinos and Virtual Vegas. PlayStar is aware of several firms currently accepting wagers on various sporting events with financial transactions being administered from off-shore accounts. Additionally, several organizations currently offer lottery tickets for sale on the Internet for international lotteries.

      Most Internet markets, including the gaming segment, are relatively accessible to a wide number of entities and individuals. PlayStar believes, however, that there are substantial market barriers facing potential providers, including technology, commerce, regulation, management and reputation. First, providers must utilize sophisticated systems to manage casino operations, process financial transactions, encrypt information and provide an attractive user interface. Providers must also develop relationships with financial institutions to process gaming transactions. Additionally, providers should obtain a casino license from an established regulatory agency before offering Internet gaming services to the public. Providers must also assemble a team of software, hardware, telecommunications, marketing, management and gaming specialists to develop the casino's operations. Finally, due to the sensitive nature of the casino business, providers must develop and maintain an impeccable reputation in order to attract and retain customers. PlayStar believes that these market barriers will ultimately preclude the vast majority of prospective providers from maintaining successful Internet operations. Management believes that the Subsidiaries have largely overcome these barriers, and that, as a result, Antigua Casino will have a competitive advantage over other prospective providers.


Patents, Copyrights and Trade Secrets

      As of the date hereof, neither PlayStar nor either of its Subsidiaries owns or otherwise controls any registered patents, copyrights or trademarks. PlayStar and the Subsidiaries will attempt to protect their proprietary technology by relying on trade secret laws and non-disclosure and confidentiality agreements with their employees and consultants who have access to their proprietary technology.


Regulation

      Antigua Casino must adhere to the legal requirements of each jurisdiction in which it operates or offers its services or is deemed to operate or offer its services. Antigua Casino is one of the few Internet-based casinos to be licensed by an established, first-world casino regulatory agency. While many jurisdictions have no Internet casino licensing requirements, in January 1998, Antigua Casino was granted a license to operate its Internet casino by the Antigua government, under the "Virtual Casino Wagering and Sports Book Wagering Regulations" promulgated under Section 27 of the Antigua Free Trade and Processing Zone Act, 1994.

      In the United States, the ownership and operation of land-based gaming facilities has traditionally been regulated on a state by state basis, although the vast majority of states have legalized some form of gaming activities. It should also be noted that certain of Antigua Casino's competitors have been the subject of criminal complaints at the state level. For example, in September 1997, the Minnesota Court of Appeals considered a consumer protection complaint and concluded that an Internet gambling service with operations located outside of Minnesota was subject to personal jurisdiction in Minnesota because the company conducted commercial activities in the state over the Internet. See Minnesota v. Granite Gate Resorts, Inc., 568 N.W.2d 715 (1997).

      On October 27, 1997, the Senate Judiciary Committee approved a bill (S-474) introduced by Senator John Kyl of Arizona, which would prohibit gaming on the Internet in the United States (the "Bill"). If passed as law, the Bill would classify gaming over the Internet as a federal offense. While the Bill would allow intrastate wagering via the Internet, the Bill would prohibits interstate bets. Individuals convicted of operating an Internet gaming business in the United States could be punished by up to four years in jail and a fine equal to the greater of $20,000 or the aggregate amount of bets received by the operator. Under the Bill, Internet gaming would be a federal crime even if the states in which bets are placed had legalized the practice. The Bill also would require the Secretary of State and the Secretary of the Treasury to seek an international agreement to enforce the law. On February 4, 1998, the House Crime Subcommittee held a hearing to discuss issues related to Internet gaming and the House version of the Bill. The House version of the Bill would permit Internet gaming if such activities are legal in the bettor's jurisdiction and in the jurisdiction in which the server is located. If the Bill becomes law, it could have a significant effect on Antigua Casino's operations. Antigua Casino might be forced to cease all marketing and promotional activities in the United States to ensure that no solicitation of United States citizens occurs. Since the Bill also would prohibit United States citizens from gaming on the Internet, Antigua Casino may be expected to lose a significant portion of its customer base if the Bill becomes law.

      In the future, Antigua Casino may seek to offer wagering services on the Internet. The use of the Internet for such services may violate the United States federal wire statute, and the use of the Internet for gaming services may violate applicable state statutes. Due to the relatively recent existence of wagering over the Internet, the laws dealing with this application are not well developed. However, on March 4, 1998, the United States Attorney for the Southern District of New York indicted 14 owners and managers of six Internet sports betting companies headquartered in the Caribbean and Central America. All of the individuals were charged with conspiracy to transmit bets and wagers on sporting events via the Internet in violation of the Federal wire statute. The indictments were made in spite of the fact that the companies operated by the defendants were licensed to conduct gaming operations, including one which was licensed by the Government of Antigua. Although management believes that Antigua Casino is in compliance with all applicable existing regulations in those countries in which Antigua Casino intends to offer wagering services, there can be no assurance that the United States federal or state authorities will not try to assert jurisdiction against PlayStar if Antigua Casino seeks to offer such services in the United States.

Item 2.    Management's Discussion and Analysis or Plan of Operation.

      The information contained in this Item 2, Management's Discussion and Analysis or Plan of Operation, contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the
"Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report. Although management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this Registration Statement.

PlayStar Delaware/PlayStar Antigua

      PlayStar Delaware is a holding company which, through its subsidiaries, PlayStar Limited and Antigua Casino, intends to operate, promote and commercialize an on-line gaming service which will offer interactive, software-based games of chance. Antigua Casino will conduct PlayStar's Internet gaming business, and PlayStar Limited will license gaming technology to Antigua Casino's Internet gaming business.

      PlayStar Delaware was incorporated in the State of Delaware on October 3, 1996. During the succeeding months, PlayStar Dealware raised an aggregate of $1,000,000 in capital through three private placements completed pursuant to Rule 504 promulgated under the Securities Act. On January 19, 1998, PlayStar Delaware raised an additional $1,004,637 through two additional private placements completed pursuant to Section 4(2) of the Securities Act and Regulations D and S promulgated thereunder. See Part II, Item 4 "Recent Sales of Unregistered Securities." This financing has been sufficient to satisfy PlayStar's cash requirements through April 15, 1998. From these proceeds, the Subsidiaries paid approximately $785,000 for products provided by Dreamplay and approximately $375,000 for legal, accounting, public relations and administrative services. PlayStar estimates, however, that the total amount of capital required to proceed with current operations and to bring the Subsidiaries' products and services to market will be approximately $2,000,000, including approximately $175,000 for research and development, approximately $850,000 for advertising, marketing and promotional efforts, and approximately $975,000 for working capital. As PlayStar had only $200,000 on hand as of March 30, 1998, management intends to raise additional capital through additional sales of unregistered shares of its Common Stock conducted under exemptions provided by the Securities Act or by the rules of the Commission in order to meet PlayStar's capital requirements.

PlayStar Limited

      PlayStar Limited's initial efforts for its first twelve months centered on the purchase of on-line gaming and financial transaction processing software. During this period, PlayStar Limited developed its software games and system test site. PlayStar Limited's casino management system recently entered the final stages of development, and PlayStar Limited has begun beta testing of the system. PlayStar Limited intends to license its gaming technology to Antigua Casino which will then operate the electronic casino.


Antigua Casino

      In December 1997, PlayStar Limited, on behalf of Antigua Casino, applied to the government of Antigua for an electronic casino gaming license. On January 28, 1998, the Antigua government granted approval for the issuance of the license to Antigua Casino. Antigua Casino intends to establish its operations base and begin operation of its on-line casino during the first six months of 1998.

      The launch of the on-line casino will be a critical factor for Antigua Casino's success. Accordingly, PlayStar's management plans to announce the opening of the casino through selected world media, press conferences and an advertising campaign. Management is currently negotiating with an established marketing communications firm and media buying company to oversee Antigua Casino's promotional efforts and advertising needs.

      During the next twelve months, Antigua Casino intends to acquire and lease computer and telecommunications equipment to facilitate its computer operations center. The estimated cost of this equipment will be approximately $1,200,000. Dreamplay has bought approximately $300,000 worth of hardware/software, which it will provide to Antigua Casino and install into the casino as part of its agreement with PlayStar Limited.

      Finally, since Antigua Casino's revenues depend on customer gaming activities, PlayStar's management will endeavor to develop a loyal customer base. Antigua Casino marketing will be directed to establish PlayStar and its PlayStar-brand products as the mark of integrity, quality and innovation in both the Internet gaming and interactive entertainment markets. Ultimately, PlayStar's management foresees that such efforts will establish the "PlayStar" name as a premier brand in on-line gaming.


Year 2000 Compliance

      PlayStar believes that it is year 2000 compliant, and does not currently anticipate any disruption in its operations as the result of any failure by PlayStar to be in compliance. PlayStar does not currently have any information concerning the year 2000 compliance status of its suppliers and customers.


New Accounting Pronouncements

      In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly-held common shares or potential common shares. This Statement replaces the presentation of primary EPS and fully-diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. This Statement is not expected to have a material effect on PlayStar's reported EPS amounts. The Statement is effective for PlayStar's financial statements for the quarter ending December 31, 1997.

      In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components in financial statements. The Statement is effective for PlayStar's financial statements for the year ending June 30, 1999.

      In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for the way a public business enterprise reports certain information about operating segments, and discloses enterprise-wide information about its products and services, activities in different geographic areas, and its reliance on major customers. The Statement is effective for PlayStar's financial statements for the year ending June 30, 1999.

Item 3.    Description of Property.

      Antigua Casino occupies approximately 1,200 square feet on the top floor of the Dollar Building, Nevis Street, St. John's, Antigua pursuant to a lease which expires on March 31, 1999. The monthly payments under the lease are approximately $1,480. Except for the foregoing, neither Playstar Delaware nor the Subsidiaries presently own or lease any property or real estate. Neither PlayStar Delaware nor the Subsidiaries have policies regarding investments in real estate, securities, or other forms of property.


Item 4.    Security Ownership of Certain Beneficial Owners and
       Management.

      The following table sets forth information with respect to the beneficial ownership of PlayStar Delaware's Common Stock as of April 15, 1998 by (i) each director of PlayStar Delaware, (ii) each executive officer of PlayStar Delaware and each executive officer named in the Compensation Table below, (iii) all directors and officers of PlayStar Delaware as a group and (iv) each person known by PlayStar Delaware to be the beneficial owner of more than five percent of the Common Stock of PlayStar Delaware.

---------------------------------------------------------------------

                                       Beneficial    Current Percent
                                      Ownership of     of Class(1)
Name and Address                      Common Stock
---------------------------------------------------------------------
---------------------------------------------------------------------

Julius Patta, President              4,330,500 (2)      23.89%
P.O. Box W 612
Woods Centre
Antigua BW1
West Indies

---------------------------------------------------------------------
---------------------------------------------------------------------

William F.E. Tucker -- Chairman and  3,362,500 (3)      18.55%
Chief Executive Officer, Treasurer
and Secretary
West Dunes
44 South Road
Paget PG 04
Bermuda
---------------------------------------------------------------------
---------------------------------------------------------------------

Trust f/b/o Allan Bramson, Evan      3,694,500 (4)      20.38%
Bramson and
Joanne Bramson
c/o Hemery Trustees Limited
31 Broad Street
St. Helier
Jersey Channel Islands JE4 8XN
---------------------------------------------------------------------
---------------------------------------------------------------------

Trust f/b/o Irving Litvack, Michael  3,353,100 (5)      18.50%
Leonard Litvack, Lori Lee Litvack,
Kari Lynn Freesman, Jeffrey Eliot
Litvack, Andrew David Litvack and
Dora Litvack
c/o Powerstock Limited
31 Broad Street
St. Helier
Jersey, Channel Islands  JE4 8XN
---------------------------------------------------------------------
---------------------------------------------------------------------

All directors and executive          7,693,000 (6)      42.44%
officers as a group
---------------------------------------------------------------------


(1)Based upon 18,128,744 issued and outstanding shares of PlayStar Delaware's Common Stock and, with respect to those persons holding warrants or options to purchase Common Stock excercisable within sixty (60) days, the number of shares of Common Stock that are issuable upon the exercise thereof.
(2)Includes options to purchase 1,250,000 shares of PlayStar Delaware Common Stock exercisable within 60 days.
(3)Includes options to purchase 250,000 shares of PlayStar Delaware Common Stock exercisable within 60 days.
(4)Includes options to purchase 700,000 shares of PlayStar Delaware Common Stock exercisable within 60 days.
(5)Includes options to purchase 250,000 shares of PlayStar Delaware Common Stock exercisable within 60 days.
(6)Includes options to purchase 1,500,000 shares of PlayStar Delaware Common Stock exercisable within 60 days.

Item 5.    Directors, Executive Officers, Promoters and Control Persons.

      The following table sets forth information regarding the directors and executive officers of PlayStar Delaware as of May 1, 1998.


Name                             Age  Position

William F.E. Tucker...........   65   Chairman,   Chief   Executive
                                      Officer,     Secretary    and
                                      Treasurer
Julius Patta..................   31   President

--------------------

      Julius Patta has served as President of PlayStar Delaware since its inception. From inception until April 1, 1998, he also served as Chief Executive Officer, Chief Financial Officer and Treasurer of PlayStar Delaware. Mr. Patta has fourteen years of international business, finance, games software and telecommunications technology experience. From April 1996 until September 1996, Mr. Patta was Vice President of Netron Interactive, a division of Netron, Inc. ("Netron"), a Canadian software company. While with Netron Interactive, Mr. Patta managed corporate sales, third-party relationships, staff, production development and key projects. From June 1994 until March 1996, Mr. Patta was Vice President, Research and Development of Netron where he managed product planning, product development, staff, public relations and strategic customer sales. From January 1992 until May 1994, Mr. Patta was Vice President, Consulting Services of Netron where he managed business development and sales, third-party partnering, contract negotiations and key projects. Prior to joining Netron, Mr. Patta was the owner and principal consultant of CASE Consulting Services, which provided high-end information systems services.

      William F.E. Tucker has served as Chairman and Chief Executive Officer, Treasurer and Secretary of PlayStar since April 1, 1998. Since 1992, Mr. Tucker has been a private investor. From 1974 to 1992, Mr. Tucker was a principal of Malabar Ltd., the largest Canadian supplier of manufacturing and rental services to the North American theater industry.

Item 6.    Executive Compensation.

      The following table discloses the executive compensation paid to Julius Patta, the President of PlayStar Delaware from its inception (October 9, 1996) through June 30, 1997. No other executive officer's compensation exceeded $100,000 during the periods covered below.

                    Summary Compensation Table
-------------------------------------------------------------------------
                                                           Long-Term
                          Annual Compensation            Compensation
                                                             Awards
-------------------------------------------------------------------------
-------------------------------------------------------------------------
                                            Other      Securities
    Name and      Fiscal                    Annual     Underlying  All
     Principal     Year    Salary Bonus Compensation   Options    Other
     Position                                                     Compensation

-------------------------------------------------------------------------
-------------------------------------------------------------------------
Julius Patta       1998    -0-    -0-        -0-          -0-     -0-
President          1997    -0-    -0-        -0-       1,250,000  -0-
-------------------------------------------------------------------------

      The following  table  contains  information  concerning the grant of stock
options  to  PlayStar   Delaware's   executive  officer  named  in  the  Summary
Compensation Table during the fiscal year ended June 30, 1997.

     ----------------------------------------------------------
                     Number of Percent of
                     Securities   Total
                     Underlying  Options
                      Options  Granted to  Exercise or Expiration
           Name       Granted   Employees  Base Price    Date
                                   in       per Share
                               Fiscal Year
     ----------------------------------------------------------
     ----------------------------------------------------------
     Julius Patta -  1,250,000    100%        $0.05    October
     President                                         9, 2001
     ----------------------------------------------------------
     ----------------------------------------------------------
       Total........ 1,250,000    100%        $0.05    October
                                                       9, 2001
     ----------------------------------------------------------

      No stock options have been exercised by Mr. Patta to date.

      Directors of PlayStar do not receive any stated salary for their services as directors or members of committees of the Board of Directors, but by resolution of the Board a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Directors of PlayStar may also serve PlayStar in other capacities as an officer, agent or otherwise, and may receive compensation for their services in such other capacity.

      PlayStar is not a party to any employment or consulting agreements between PlayStar Delaware and any executive officer.

Item 7.    Certain Relationships and Related Transactions.

      On October 9, 1996, PlayStar Delaware issued 12,000,000 unregistered shares of Common Stock to the stockholders of PlayStar Limited, in exchange for all of the issued and outstanding shares of PlayStar Limited. Certain of the beneficial owners of PlayStar Delaware were stockholders of PlayStar Limited, and therefore received shares of Common Stock of PlayStar Delaware in this transaction. These beneficial owners include Julius Patta who received 3,000,000 shares through his beneficial ownership of Hemery Nominees Limited, Trust f/b/o Allan Bramson, Evan Bramson and Joanne Bramson which received 3,000,000 shares through its beneficial ownership of Hemery Trustees Limited, William F.E. Tucker who received 3,000,000 shares through his beneficial ownership of Powerstock

Consultants Limited and Trust f/b/o Irving Litvack, Michael Leonard Litvack, Lori Lee Litvack, Kari Lynn Freesman, Jeffrey Eliot Litvack, Andrew David Litvack and Dora Litvack which received 3,000,000 shares through its beneficial ownership of Powerstock Limited in the transaction.

      PlayStar Limited was a party to a certain Agreement dated April 16, 1997 with Dreamplay (the "Original Dreamplay Agreement"), an entity which is 100% owned by Mr. Patta, the Company's President, and is a party to an Agreement with Dreamplay dated April 1, 1998 which superseded the Original Dreamplay Agreement. The Agreements with Dreamplay were approved by PlayStar Limited's disinterested directors and were made in the ordinary course of business. PlayStar Limited's management believes that the Agreements contained or contain substantially the same terms as those prevailing at the time for comparable agreements and transactions with other technology development companies. From inception through December 31, 1997, Playstar Limited has paid Dreamplay an aggregate of $785,000 under the Agreements with Dreamplay.

Item 8.    Description of Securities.

      PlayStar Delaware's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $0.0001 per share. As of April 15, 1998, there were issued and outstanding 17,781,744 shares of PlayStar Delaware's Common Stock. On April 15, 1998, there were 56 holders of record of PlayStar Delaware's Common Stock.

      Each stockholder of PlayStar Delaware is entitled to one vote for each share of Common Stock entitled to vote held by such stockholder. All elections for directors are decided by plurality vote; all other questions are decided by majority vote except as may otherwise be provided by PlayStar Delaware's Certificate of Incorporation or by the Delaware General Corporation Law.

      The holders of PlayStar Delaware's Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Holders of PlayStar Delaware's Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See Part II. In the event of a liquidation, dissolution or winding up of the Company, holders of PlayStar Delaware's Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of PlayStar Delaware's Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of PlayStar Delaware's Common Stock are fully paid and non-assessable.

     Section 203 of the Delaware General Corporate Law ("Section 203") provides that, subject to certain exceptions specified therein, a Delaware corporation shall not engage in any business combination, including any merger or consolidation with, or any transaction which results in the acquisition of additional shares of the corporation by, an "interested stockholder" for a three-year period following the time at which the stockholder became an "interested stockholder" unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding certain shares), or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include any person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date on which it is sought to be determined whether such person is an "interested stockholder" and the affiliates and associates of any such person. Neither PlayStar Delaware's Certificate of Incorporation nor its By-laws presently exclude PlayStar Delaware from the restrictions imposed by Section 203.

                                     PART II

Item 1. Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters.

      On March 19, 1997 the Common Stock of PlayStar Delaware was approved for trading on the OTCBB. The following table sets forth, for the periods indicated, the range of the high and low bid quotations (as reported by NASDAQ). The bid quotations set forth below, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions:

                                             High        Low
    Fiscal Year Ended June 30, 1997
       Third Quarter (from March 19, 1997)   $2.50      $0.25
       Fourth Quarter..................      $2.50      $1.00

    Fiscal Year Ended June 30, 1998
       First Quarter...................      $2.9375    $1.00
       Second Quarter..................      $3.125     $0.38
       Third Quarter ..................      $1.01      $0.42
       Fourth Quarter (through April 15,
          1998)                              $0.70      $0.61

      On April 15, 1998, the last reported sales price of the PlayStar Delaware Common Stock, as reported by the OTCBB was $0.62. As of April 15, 1998, there were 56 holders of record of PlayStar Delaware's Common Stock. PlayStar has not declared or paid any cash dividends on its Common Stock since its inception, and PlayStar's Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon PlayStar's results of operations, financial condition, cash requirements and other factors deemed relevant by PlayStar's Board of Directors.


Item 2.    Legal Proceedings.

      Neither PlayStar Delaware nor the Subsidiaries are party to any legal proceeding.


Item 3. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

      Not applicable.

Item 4.    Recent Sales of Unregistered Securities.

      On October 9, 1996, PlayStar Delaware issued 12,000,000 unregistered shares of its Common Stock to the shareholders of PlayStar Limited in exchange for all of the issued and outstanding shares of PlayStar Limited. These shareholders include Hemery Nominees Limited, which received 3,000,000 shares beneficially owned by Julius Patta; Hemery Trustees Limited, which received 3,000,000 shares beneficially owned by Trust f/b/o Allan Bramson, Evan Bramson and Joanne Bramson; Powerstock Consultants Limited, which received 3,000,000 shares beneficially owned by William Tucker; and Powerstock Limited, which received 3,000,000 shares in the transaction beneficially owned by Trust f/b/o Irving Litvack, Michael Leonard Litvack, Lori Lee Litvack, Kari Lynn Freesman, Jeffrey Eliot Litvack, Andrew David Litvack and Dora Litvack. The issuance of shares was exempt from registration under the provisions of Section 4(2) of the Securities Act of 1933 in that the exchange of the shares did not involve a public offering.

      On October 9, 1996, PlayStar Delaware also adopted a stock option plan authorizing the grant of options to purchase an additional 10,000,000 shares of its Common Stock. As of April 25, 1997, 4,100,000 options have been granted. The issuance of the options and any shares issuable upon exercise of such options are exempt from registration pursuant to Rule 701 promulgated under the Securities Act of 1933.

      On October 22, 1996, PlayStar Delaware commenced an offering of 1,750,000 unregistered shares of its Common Stock (the "October 22, 1996 Offering"). This offering was made to five persons and was fully subscribed and closed on October 24, 1996. These shares were sold at a price of $0.10 per share, for a total offering price of $175,000. On January 21, 1997, PlayStar Delaware and one of the purchasers, Hemery Trustees Limited, agreed to rescind 962,500 of these shares. The offering was not underwritten, and there were no underwriting discounts or commissions. This sale was exempt from registration in reliance upon Rule 504 promulgated under the Securities Act of 1933. The aggregate offering price did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act of 1933. These securities were sold to a total of five private investors.

      On October 25, 1996, PlayStar Delaware commenced an offering of 2,062,500 unregistered shares of its Common Stock (the "October 25, 1996 Offering"). This offering was made to twenty-two persons and was fully subscribed and closed on November 29, 1996. These shares were sold at a price of $0.40 per share, for a total offering price of $825,000. These shares were subject to a lock-up agreement until March 15, 1997. The offering was not underwritten, and there were no underwriting discounts or commissions. This sale was exempt from registration in reliance upon Rule 504 promulgated under the Securities Act of 1933. The aggregate offering price of the October 25, 1996 Offering, together with the October 22, 1996 Offering, did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act of 1933. These securities were sold to a total of twenty-two private investors. On January 13, 1997, PlayStar Delaware instructed its transfer agent to remove from the March 15, 1997 lock-up thirty percent (30%) of such Common Stock.

      On January 22, 1997, PlayStar Delaware commenced an offering of 962,500 unregistered shares of its Common Stock (the "January 22, 1997 Offering"). This offering was made to two persons and was fully subscribed and closed on January 22, 1997. These shares were sold at a price of $0.10 per share, for a total offering price of $96,250. The offering was not underwritten, and there were no underwriting discounts or commissions. This sale was exempt from registration in reliance upon Rule 504 promulgated under the Securities Act of 1933. The aggregate offering price of the January 22, 1997 Offering, together with the October 22, 1996 Offering and the October 25, 1996 Offering, did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act of 1933. These securities were sold to a total of two private investors.

      On January 19, 1998, PlayStar Delaware closed an offering to two investors of 1,250,000 shares of PlayStar Delaware's Common Stock at a price of $.40 per share, resulting in gross proceeds of $500,000. The shares were issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933. No underwriter or placement agent was retained in connection with the offering and no fees or commissions were paid in connection therewith.

      On January 19, 1998, PlayStar Delaware closed an offering to 12 foreign investors of 1,009,274 shares of PlayStar Delaware's Common Stock at a price of $0.50 per share, resulting in gross proceeds of $504,637. The shares were issued in reliance on an exemption from registration pursuant to Regulation S promulgated under the Securities Act of 1933. No underwriter or placement agent was retained in connection with the offering and no fees or commissions were paid in connection therewith.

Item 5.    Indemnification of Directors and Officers.

      PlayStar Delaware's By-Laws require it to indemnify to the fullest extent permitted by law each person that PlayStar Delaware is empowered by law to indemnify. PlayStar Delaware's Certificate of Incorporation requires it to indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

      Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e. one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      PlayStar Delaware's Certificate of Incorporation and By-Laws also contain provisions stating that no director shall be liable to PlayStar Delaware or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or
(4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of PlayStar Delaware's directors to PlayStar Delaware or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

                                    PART F/S

                          INDEX TO FINANCIAL STATEMENTS


                                                                       Page


Audited  Consolidated  Financial  Statements as of June 30, 1997        F-1

Independent Auditors' Report                                            F-2

Consolidated Balance Sheet as of June 30, 1997                          F-2

Consolidated Statement of Loss for the Period from                      F-4
Inception, October 3, 1996 to June 30, 1997

Consolidated Statement of Accumulated Deficit for the                   F-5
Period from Inception, October 3, 1996 to June 30, 1997

Consolidated   Statement  of  Shareholders'  Equity  for  the           F-6
Period  from Inception, October 3, 1996 to June 30, 1997

Consolidated Statement of Cash Flows for the Period from                F-7
Inception,  October 3, 1996 to June 30, 1997

Notes to  Consolidated  Financial  Statements for the Period            F-8
from Inception, October 3, 1996 to June 30, 1997

                             PART III

Item 1.    Index to Exhibits.

Exhibit Description of Exhibit
Number


2.1     Certificate of Incorporation.

2.2     By-Laws.

3.1     Specimen Form of Stock Certificate.

6.1 Consulting Agreement dated April 1, 1998 by and between PlayStar Limited and Dreamplay Research Corp.

6.2     Fee Schedule to Consulting Agreement.

12.1    Subsidiaries of PlayStar Corporation.

12.2    Stock Option Plan.

23.1    Consent of Fruitman Kates.

27.1    Financial Data Schedule (filed electronically herewith).

                                   SIGNATURES

     In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              PLAYSTAR CORPORATION

Date: May 12, 1998

                              By:/s/ William F.E. Tucker
                                 William F.E. Tucker
                                 Chairman   and   Chief   Executive
                                 Officer, Treasurer and Secretary



                              By:/s/ Julius Patta
                                  Julius Patta
                                    President

                              PLAYSTAR CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1997






                                     -F-1-

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of PLAYSTAR CORPORATION

    We have audited the consolidated balance sheet of PLAYSTAR CORPORATION and subsidiary (a Development Stage Company), as at June 30, 1997 and the related consolidated statements of income, accumulated deficit, shareholders' equity and cash flows for the period from inception October 3, 1996 to June 30, 1997. These consolidated financial statements are the responsibility of PlayStar Delaware's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of PLAYSTAR CORPORATION and subsidiary, as at June 30, 1997 and the results of their operations and their cash flows for the period from inception October 3, 1996 to June 30, 1997, in conformity with generally accepted accounting principles in the United States.

    The previous report, dated September 1, 1997, has been amended and the notes to the financial statements have been revised to comply with the Securities and Exchange Commission requirements.


Toronto, Canada           FRUITMAN KATES
September 1, 1997         CHARTERED ACCOUNTANTS
March 18, 1998


                                     -F-2-

                    CONSOLIDATED BALANCE SHEET
                        AS AT JUNE 30, 1997
                              (U.S.$)



ASSETS

CURRENT
   Cash  and cash equivalents               $109,138
   Accounts receivable                           166
   Prepaid expenses                            1,694     $110,998
                                             -------     --------



LIABILITIES

CURRENT
   Accounts payable and accrued liabilities              $56,045


SHAREHOLDERS' EQUITY

CAPITAL STOCK
   Authorized
   30,000,000 common shares at stated value $.0001 per share
   Issued and outstanding
   15,812,500 common shares                  $ 1,581

ADDITIONAL PAID-IN CAPITAL                   836,604

DEFICIT, accumulated during the
development stage                           (783,232)    54,953

                                                        110,998












The accompanying notes to financial statements are an integral part of these statements


                                     -F-3-

                  CONSOLIDATED STATEMENT OF LOSS
   FOR THE PERIOD FROM INCEPTION, OCTOBER 3, 1996, TO JUNE 30, 1997
                                     (U.S.$)



REVENUE
   Interest income                                        $ 3,022




EXPENSES
   Development costs                         $754,527
   General and administrative                  13,856
   Professional fees                           14,415
   Incorporation costs                          3,456     786,254
                                               ------     -------

NET LOSS                                                $(783,232)



LOSS PER SHARE                                           $  (0.05)
                                                          ---------


WEIGHTED AVERAGE NUMBER OF SHARES                      15,812,500




















The accompanying notes to financial statements are an integral part of these statements



                                     -F-4-

           CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT
   FOR THE PERIOD FROM INCEPTION, OCTOBER 3, 1996, TO JUNE 30, 1997
                                     (U.S.$)





RETAINED EARNINGS, beginning of period                    $   NIL


NET LOSS                                                   783,232
                                                           -------

ACCUMULATED DEFICIT, end of period                        $783,232































The accompanying notes to financial statements are an integral part of these statements


                                     -F-5-

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
   FOR THE PERIOD FROM INCEPTION, OCTOBER 3, 1996, TO JUNE 30, 1997
                                     (U.S.$)




                                                       Additional
                              Common                   paid-in     Accumulated
                             stock shares    Amount    capital     deficit


October 3, 1996                    -         $   -    $     -        $    -

Common stock issued in
exchange for all of the
issued and outstanding
shares of PlayStar Limited
in October, 1996              12,000,000      1,200         -             -

Issuance of stock for
$175,000 U.S. in October,
1996 and January 1997
in connection with a private
placement offering; $175,000
for services rendered
net of issue costs of
$74,825)                       1,750,000        175    100,000            -

Issuance of stock for
$825,000 U.S. in November,
1996, in connection
with a private placement
offering; (net of issue
costs of $88,190)              2,062,500        206    736,604            -

NET LOSS, June 30, 1997            -             -          -       (783,232)
                               ---------     -------   ---------    --------

                              15,812,500     $1,581   $836,604     $(783,232)
                              ----------     ------   --------     ---------















The accompanying notes to financial statements are an integral part of these statements

                                     -F-6-

                 CONSOLIDATED STATEMENT OF CASH FLOWS
   FOR THE PERIOD FROM INCEPTION, OCTOBER 3, 1996, TO JUNE 30, 1997
                                     (U.S.$)


CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss                                                   $(783,232)
   Adjustments  to  reconcile  net  loss to net
     cash  provided  by operating activities                         -
   Development costs paid through issuance of stock             175,000
   Changes in operating assets and liabilities
    - accounts receivable                                          (166)
    - prepaid expenses                                           (1,694)
    - accounts payable                                           56,045
                                                                -------

   Net cash used in operating activities                       (554,047)
                                                               --------


CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of common shares (net of issue costs) 663,185

   Net cash provided from financing activities                  663,185
                                                                -------

NET INCREASE IN CASH AND CASH  EQUIVALENTS                      109,138

CASH AND CASH EQUIVALENTS, beginning of period                    -
                                                                -------

CASH AND CASH EQUIVALENTS, end of period                       $109,138
                                                               --------




SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:

PlayStar Delaware paid for development costs in the amount of $175,000 through the issuance of common shares.

For the purposes of presentation in the statement of cash flows, cash and marketable securities with original maturities of less than three months, have been classified as cash and cash equivalents.

The carrying value of these items approximates fair value.




The accompanying notes to financial statements are an integral part of these statements


                                     -F-7-

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
   FOR THE PERIOD FROM INCEPTION, OCTOBER 3, 1996, TO JUNE 30, 1997
                                     (U.S.$)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

    a)  NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of PlayStar Corporation ("PlayStar Delaware") and its wholly owned subsidiary, PlayStar Limited. All intercompany accounts and transactions have been eliminated on consolidation.

      PlayStar Delaware's wholly-owned subsidiary has been in the development stage since it was acquired on October 9, 1996.

      PlayStar Delaware, through its subsidiary, designs, develops and intends to operate, promote and commercialize an on-line gaming service operating interactive, software-based games of chance, accessible world-wide through the Internet.

      PlayStar Delaware's fiscal year end is June 30th.

    b)  DEVELOPMENT COSTS

      Development costs associated with the design, development, operation, promotion and commercialization are changed to expense in the period incurred.

    c)  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    d)  CASH EQUIVALENTS

      PlayStar Delaware considers highly liquid investments with original maturities of three months or less to be cash equivalents.

    e)  EARNINGS PER SHARE

      Based on the weighted average number of shares, stock options have not been included, as they would be considered anti-dilutive.


                                     -F-8-

2.  BUSINESS ACQUISITIONS

    PLAYSTAR LIMITED

      On October 9, 1996, PlayStar Delaware acquired 100% of the issued and outstanding common shares of PlayStar Limited, in exchange for 12,000,000 common shares of PlayStar Delaware.

      The business combination has been accounted for as an "as if pooling of interests", since both, PlayStar Delaware and PlayStar Limited, are entities under common control. Accordingly, the assets and liabilities of the combining companies are recorded at their historical cost and results of operations include both entities from inception.

3.  STOCK OPTION PLANS

      On October 9, 1996, PlayStar Delaware adopted a stock option plan authorizing the granting of options to purchase an additional 10,000,000 common shares.

      A total of 4,100,000 options have been granted during the period. Two of PlayStar Delaware's executive officers were granted stock options totaling 1,570,000 shares, exercisable at $0.05/share until October 9, 2001. No stock options have been exercised to-date.

      PlayStar Delaware adopted SFAS No. 123, "Accounting for Stock-Based Compensation". The pronouncement requires entities to recognize as compensation expense over the vesting period the fair value of stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income and pro forma income
(loss) per share disclosures for employee stock option grants made from 1995 forward as if the fair-valued-based method, defined in SFAS No. 123, had been applied.

     PlayStar Delaware has elected to adopt the disclosure-only provisions of SFAS No. 123, and as described above, will continue to apply APB No. 25 to account for stock options. Had compensation expense been determined as provided in SFAS No. 123, the pro forma effect would have been:

        Net loss - as reported                 $(783,232)
        Net loss - pro forma                   $(861,732)
        Loss per share - as reported             $(0.05)
        Loss per share - pro forma               $(0.05)

4.  INCOME TAXES

      Deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse.

      PlayStar Delaware has net operating loss carry-forwards of approximately $783,000, which expire through the year 2012. The future tax benefit has been fully reserved by the use of valuation allowances.



                                     -F-9-

                                   EXHIBIT 2.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                            GLOBAL GAMES CORPORATION

      The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Delaware, does hereby set forth as follows:

      FIRST:    The name of the corporation is:

                     GLOBAL GAMES CORPORATION

      SECOND: The address of the initial registered and principal office of this corporation in this state is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.

      THIRD:    The purpose of the  corporation is to engage in any
lawful act or activity for which corporations may be organized under the corporation laws of the state of Delaware.

      FOURTH:   The  corporation  shall be  authorized to issue the
following shares:

             Class        Number of Shares          Par Value
           COMMON             30,000,000              $.0001

      FIFTH:    The name and  address  of the  incorporator  are as
follows:

           NAME                ADDRESS

           Ray A. Barr         10 Bank Street
                               White Plains, New York 10606

      SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

      (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the By-Laws so provide.

      (2) The Board of Directors shall have power without the assent or vote of the stockholders:

           (a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

           (b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders, at any meeting of the stockholders called for the purpose of considering any such act or contract, or through a written consent in lieu of a meeting in accordance with the requirements of the General Corporation Law of Delaware as amended from time to time, and any contract or act that shall be so approved or be so ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting, (or by written consent whether received directly or through a proxy) and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved, ratified, or consented to by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

     (4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

      SEVENTH: No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

      EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

      NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

        IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this second day of October, 1996.


                                    s/ RAY A. BARR
                                    Ray A. Barr, Incorporator

                     CERTIFICATE OF AMENDMENT

                                OF

                     GLOBAL GAMES CORPORATION

      The undersigned, being the Sole Incorporator of the corporation, hereby certifies as follows:

           FIRST:    The name of the corporation is:

                     GLOBAL GAMES CORPORATION

      SECOND:   The  corporation  hereby amends its  Certificate of
incorporation as follows:
      Paragraph FIRST of the Certificate of Incorporation, relating to the corporate title of the corporation, is hereby amended to read as follows:

                "FIRST:   The name of the corporation is:

                              PlayStar Corporation"

      THIRD: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

      FOURTH: The corporation has not received any payment for any of its stock.

      IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this seventh day of October, 1996.

                                    s/ RAY A. BARR
                                    Ray A. Barr, Sole Incorporator

                            EXHIBIT 2.2

                              BY-LAWS
                                OF
                     GLOBAL GAMES CORPORATION

                             ARTICLE I
                              OFFICES

     SECTION 1. REGISTERED OFFICE. - The registered office shall be established and maintained at c/o United Corporate Services, Inc., 15 East North Street, Dover, Delaware 19901 and United Corporate Services, Inc. shall be the registered agent of this corporation in charge thereof.

     SECTION 2. OTHER OFFICES. - The corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the corporation may require.

                            ARTICLE II
                     MEETINGS OF STOCKHOLDERS

     SECTION 1. ANNUAL MEETINGS. - Annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of meeting.

     If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

     SECTION 2. OTHER MEETINGS. - Meetings of stockholders for any purpose other than the election of directors may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

     SECTION 3. VOTING. - Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and in accordance with the provisions of these By-Laws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and the vote upon any question before the meeting, shall be by ballot. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

           A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

           SECTION 4. QUORUM . - Except as otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding a majority of the stock of the corporation entitled to vote shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote the meeting.

          SECTION 5. SPECIAL MEETINGS. - Special meetings of the stockholders for any purpose or purposes may be called by the President or Secretary, or by resolution of the directors.

           SECTION 6. NOTICE OF MEETINGS. - Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat at his address as it appears on the records of the corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

           SECTION 7. ACTION WITHOUT MEETING. - Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                            ARTICLE III
                             DIRECTORS

     SECTION 1. NUMBER AND TERM. - The number of directors shall be two (2). The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify. A director need not be a stockholder.

     SECTION 2. RESIGNATIONS. - Any director, member of a committee or other officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

     SECTION 3. VACANCIES - If the office of any director, member of a committee or other officer becomes vacant, the remaining directors in office, though less than a quorum by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his successor shall be duly chosen.

     SECTION 4. REMOVAL. - Any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote, at a special meeting of the stockholders called for the purpose and the vacancies thus created may be filled, at the meeting held for the purpose of removal, by the affirmative vote of a majority in interest of the stockholders entitled to vote.

     SECTION 5. INCREASE OF NUMBER. - The number of directors may be increased by amendment of these By-Laws by the affirmative vote of a majority of the directors, though less than a quorum, or, by the affirmative vote of a majority in interest of the stockholders, at the annual meeting or at a special meeting called for that purpose, and by like vote the additional directors may be chosen at such meeting to hold office until the next annual election and until their successors are elected and qualify.

     SECTION 6. POWERS. - The Board of Directors shall exercise all of the powers of the corporation except such as are by law, or by the Certificate of Incorporation of the corporation or by these By-Laws conferred upon or reserved to the stockholders.

     SECTION 7. COMMITTEES. - The Board of Directors may, by resolution or resolutions passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member or such committee or committees, the member or members thereof present at any such meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it but no such committee shall have the power of authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the By-Laws of the corporation; and unless the resolution, these By-Laws, or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     SECTION 8. MEETINGS. - The newly elected Board of Directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent, in writing, of all the directors.

     Unless restricted by the incorporation document or elsewhere in these By-laws, members of the Board of Directors or any committee designated by such Board may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

     Regular meetings of the Board of Directors may be scheduled by a resolution adopted by the Board. The Chairman of the Board or the President or Secretary may call, and if requested by any two directors, must call a special meeting of the Board and give five days' notice by mail, or two days' notice personally or by telegraph or cable to each director. The Board of Directors may hold an annual meeting, without notice, immediately after the annual meeting of shareholders.

     SECTION 9. QUORUM. - A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.

     SECTION 10. COMPENSATION. - Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the board a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

     SECTION 11. ACTION WITHOUT MEETING. - Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the board, or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the board or committee.

                                   ARTICLE IV
                                    OFFICERS

     SECTION 1. OFFICERS. - The officers of the corporation shall be a President, a Treasurer, and a Secretary, all of whom shall be elected by the Board of Directors and who shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect a Chairman, one or more Vice-Presidents and such Assistant Secretaries and Assistant Treasurers as they may deem proper. None of the officers of the corporation need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting. More than two offices may be held by the same person.

     SECTION 2. OTHER OFFICERS AND AGENTS. - The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

     SECTION 3. CHAIRMAN. - The Chairman of the Board of Directors, if one be elected, shall preside at all meetings of the Board of Directors and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors.

     SECTION 4. PRESIDENT. - The President shall be the chief executive officer of the corporation and shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. He shall preside at all meetings of the stockholders if present thereat, and in the absence or non-election of the Chairman of the Board of Directors, at all meetings of the Board of Directors, and shall have general supervision, direction and control of the business of the corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages and other contracts in behalf of the corporation, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer or Assistant Secretary or an Assistant Treasurer.

     SECTION 5. VICE-PRESIDENT. - Each Vice-President shall have such powers and shall perform such duties as shall be assigned to him by the directors.

     SECTION 6. TREASURER. - The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the corporation. He shall deposit all moneys and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

     The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, or the President, taking proper vouchers for such disbursements. He shall render to the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond for the faithful discharge of his duties in such amount and with such surety as the board shall prescribe.

     SECTION 7. SECRETARY. - The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by the law or by these By-Laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the President, or by the directors, or stockholders, upon whose requisition the meeting is called as provided in these By-Laws. He shall record all the proceedings of the meetings of the corporation and of the directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the directors or the President. He shall have the custody of the seal of the corporation and shall affix the same to all instruments requiring it, when authorized by the directors or the President, and attest the same.

     SECTION 8. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. - Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by-the directors.

                             ARTICLE V
                           MISCELLANEOUS

     SECTION 1. CERTIFICATES OF STOCK. - A certificate of stock, signed by the Chairman or Vice-Chairman of the Board of Directors, if they be elected, President or Vice-President, and the Treasurer or an Assistant Treasurer, or Secretary or Assistant Secretary, shall be issued to each stockholder certifying the number of shares owned by him in the corporation. When such certificates are countersigned (1) by a transfer agent other than the corporation or its employee, or, (2) by a registrar other than the corporation or its employee, the signatures of such officers may be facsimiles.

     SECTION 6. SEAL. - The corporate seal shall be circular in form and shall contain the name of the corporation, the year of its creation and the words "Corporate Seal, Delaware, 1996." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

     SECTION 7. FISCAL YEAR. - The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

     SECTION 8. CHECKS. - All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

     SECTION 9. NOTICE AND WAIVER OF NOTICE. Whenever any notice is required by these By-Laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage, prepaid, addressed to the person entitled thereto at his address as it appears on the records of the corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by Statute.

     Whenever any notice whatever is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the corporation of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                            ARTICLE VI
                            AMENDMENTS

     These By-Laws may be altered or repealed and By-Laws may be made at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed alteration or repeal of By-Law or By-Laws to be made be contained in the notice of such special meeting, by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the Board of Directors, at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors, if notice of the proposed alteration or repeal of By-Law or By-Laws to be made, be contained in the notice of such special meeting.

                            ARTICLE VII
                          INDEMNIFICATION

     No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

                            EXHIBIT 3.1

               [SPECIMEN FORM OF STOCK CERTIFICATE]

                            EXHIBIT 6.1

      THIS AGREEMENT made as of the 1st day of April, 1998,

B E T W E E N :

           DREAMPLAY RESEARCH CORP.
            an Ontario corporation;

           (hereinafter called "Dreamplay")

                                                  OF THE FIRST PART

                                     - and -

           PLAYSTAR LIMITED
            a Jersey, Channel Islands corporation;

           (hereinafter called the "Company")

                                                 OF THE SECOND PART

WITNESSES THAT:

      WHEREAS Dreamplay is engaged, among other things, in the business of developing and selling computer software;

      AND WHEREAS pursuant to an Agreement dated April 16, 1997 (the "April 1997 Agreement"), Dreamplay had previously developed computer software for the Company, which software was the sole and exclusive property of the Company;

      AND WHEREAS Dreamplay and the Company have agreed that as of and from the date hereof, software created by Dreamplay related to internet gaming shall be the sole and exclusive property of Dreamplay;

      AND WHEREAS the Company desires to acquire from Dreamplay all rights in and to such software created by Dreamplay for the Company, subject to the terms and conditions hereinafter set forth;

     AND WHEREAS Dreamplay is desirous of conveying such software to the Company;

NOW THEREFORE, in consideration of the promises and the mutual conditions, covenants and agreements hereinafter set forth, the parties hereby covenant and agree as follows:

                                   ARTICLE ONE

1.01  Exclusive Purchase

      In reliance on Dreamplay's representations and warranties contained in paragraph 2.01 below, the Company agrees to purchase Internet Gaming Software (as defined in paragraph 2.01). from Dreamplay and Dreamplay agrees to create Internet Gaming Software in consultation with the Company. The Company agrees that it shall not purchase Internet Gaming Software from any other person or company.

                                   ARTICLE TWO

2.01  Representations and Warranties

      Dreamplay represents and warrants that it has the technical ability and expertise and that it is qualified and able to create software having internet gaming application, and related or ancillary products (collectively, "Internet Gaming Software"), including but not limited to the following:

      (a) Web Site hosting and Internet access; (b) Web Site design and development; (c) Online Casino Games Development; (d) Electronic Casino Management System; (e) Operations Consulting; and (f) Game Client Logic and Design.

      Dreamplay acknowledges that the Company is relying on Dreamplay for its expertise in the design of Internet Gaming Software, and its technical ability to create Internet Gaming Software. Dreamplay agrees to dedicate such resources as are reasonably necessary to create Internet Gaming Software in consultation with the Company.

2.02  Reporting

      Dreamplay shall submit to the Company written reports on a monthly basis on a date to be agreed upon by the parties hereto on the status of Dreamplay's Internet Gaming Software development. In addition to the aforementioned written reports, Dreamplay shall verbally inform the Company of Dreamplay's activities and progress and of any new Internet Gaming Software developments and Dreamplay shall regularly consult with the Company as often as is necessary and prudent to do so.

2.03  Covenants

(a) Dreamplay agrees to transfer and assign to the Company, and the Company agrees to acquire from Dreamplay, Dreamplay's entire right, title and interest, including all copyright ownership in the Internet Gaming Software, as and when developed from time to time and subject to payment therefor as herein provided, including but not limited to all source and object code, audiovisual effects created by program code and any documentation and notes associated therewith. Dreamplay hereby waives all moral rights or claims that Dreamplay may now or hereafter have with respect to the Internet Gaming Software that is sold by Dreamplay to the Company hereunder.

(b) Dreamplay agrees to deliver and install the Internet Gaming Software acquired by the Company hereunder to or to the order of the Company.

                           ARTICLE THREE
                           CONSIDERATION

3.01  Purchase Price

      Dreamplay shall render to the Company, on a quarterly basis, an invoice for all Internet Gaming Software transferred or to be transferred by Dreamplay to the Company hereunder, in amounts to be agreed upon by the parties by separate letter. Payment shall be due and payable to Dreamplay in accordance with the terms noted on each invoice. Payments made by the Company to Dreamplay hereunder shall be applied to the purchase price of the Internet Gaming Software.


                           ARTICLE FOUR
                     REIMBURSEMENT OF EXPENSES

4.01  Dreamplay to Keep Records

      Dreamplay shall keep and maintain detailed and timely records and receipts of all direct out-of-pocket operating expenses incurred in developing the Internet Gaming Software and shall submit the same to the Company no later than 15 calendar days after the end of each month.

4.02  Reimbursements

      The Company agrees to pay or reimburse Dreamplay for all reasonable out-of-pocket operating expenses incurred in developing the Internet Gaming Software.

                           ARTICLE FIVE
                   OTHER RIGHTS AND OBLIGATIONS

5.01  Confidentiality

      Dreamplay is and shall remain obligated to maintain confidentiality and hereby agrees not to disclose any aspects of the Company's operations, its business activities, financial condition and its technical information to third parties either verbally or otherwise without the prior written consent of the Company. In this regard, any and all data generated or acquired by Dreamplay as it develops the Internet Gaming Software shall be transferred by Dreamplay to the Company and which shall thereupon be the sole and exclusive property of the Company. Dreamplay agrees not to divulge or indicate any of the said information to third parties.

5.02  Protection of Intellectual Property

      Each party shall not infringe the other party's patents, trademarks, copyrights or other intellectual property and shall not knowingly benefit from or abet any third party's infringement thereof. Except to the extent necessary for the parties to carry out their obligations under this Agreement, nothing in this Agreement is intended to grant or confer to either party by the other party any license or other right to use or permit third parties to use such party's proprietary technology, software or patents, or any other intellectual property.

5.03  Exclusivity and Proprietary Rights

      Any and all software (including, without limitation, the Internet Gaming Software) designed and developed by Dreamplay shall be the sole and exclusive property of Dreamplay until transferred by Dreamplay to the Company and until payment therefore is made by the Company to Dreamplay. The Company shall not and will not receive by this Agreement, or otherwise acquire, any interest therein whatsoever until such transfer and payment. Dreamplay shall have the right to hold in its name all copyright registrations or other registrations as may be appropriate until such transfer and payment.

5.04  Non-Competition

      For the term of this Agreement, as extended from time to time, and for the period of six months commencing thereafter, Dreamplay agrees that it will not, directly or indirectly, as sole proprietor, shareholder, director, employee, principal or partner, solicit the employees of the Company, the clients of the Company or carry on any activity similar to that carried on by them hereunder in competition with the business carried on by the Company as of the date hereof, without the prior written consent of the Company.


                            ARTICLE SIX
                   TERM, TERMINATION AND RENEWAL

6.01  Term

      This Agreement shall be effective as of April 1, 1998 and shall continue until December 1, 1999. This Agreement may be renewed for one (1) year terms by the mutual agreement of the parties hereto. For greater certainty, this Agreement supersedes the agreement dated April 16, 1997, between the parties relating to Dreamplay's development of software for the Company.

6.02  Termination

      This Agreement may be terminated by either party, without cause, upon sixty (60) days' written notice to the other party.


                           ARTICLE SEVEN
                       PAYMENTS AND NOTICES

7.01  Address for Notice

      All payments and notices shall be made by personal delivery or by mailing the same, postage prepaid:

      (a)  to Dreamplay at:    50 Wellington Street East
                               Top Floor
                               Toronto, Ontario, M5E 1C8
                               Canada

      (b)  to the Company at:  PO Box 551, 31 Broad Street
                               St Helier, Jersey JE4 8XN
                               Channel Islands
      or at such other address as either party may by notice specify, and if so mailed, shall be conclusively deemed to have been given and received on the fifth business day after the mailing thereof.


                           ARTICLE EIGHT
                     MISCELLANEOUS PROVISIONS

8.01  Governing Law

      This Agreement shall be construed and interpreted according to the laws of the province of Ontario.

8.02  Headings

      The heading in this Agreement are included for convenience only and shall not be used in construing or interpreting this Agreement.

8.03  Enurement

      The terms and conditions hereof shall be binding upon and shall inure to the benefit of the heirs, administrators, successors and assigns of the parties hereto.

8.04  Assignment

      This Agreement shall not be assignable by either party without the prior written consent of the other party which may not be withheld unreasonably.

8.05  Time

      Time shall be of the essence herein.

8.06  Currency

      Unless otherwise indicated, all amounts noted herein are expressed in US Dollars.

8.07  Further Assurances

      All of the parties hereto shall, at any time and from time to time, execute and deliver all further documents and assurances and do all things necessary or reasonably desirable to carry out the true intent and meaning of this Agreement, and to give effect to the terms hereof.

8.08  Waiver

      No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver in one instance be deemed to be a continuing waiver in any other instance.

8.09  Contravention

      Any provision or provisions of this Agreement or of the terms and conditions which in any way contravenes the law of any state, province or country in which this Agreement is effective, shall in such state, province or country, to the extent of such contravention of law, be deemed severable and shall not affect any other provision or provision hereof.

8.10  Counterparts

      This Agreement may be executed in counterparts.

           IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.



                               )    PlayStar Limited
                               )
---------------------          )
Witness                        )
                               )    Per:  ______________________
                               )          Director





                               )    Dreamplay Research Corp.
                               )
---------------------          )
Witness                        )
                               )    Per:  ______________________
                               )          Julius Patta,  President,Director

                            EXHIBIT 6.2

                     Dreamplay Research Corp.
                    April 1, 1998 Fee Schedule

PlayStar   project:   website,   software,    hardware,   expenses,
training, additional consulting

Product prices are listed below. Travel, entertainment, out-of-pocket and other pre-approved expenses will be invoiced directly. All prices are quoted in US dollars.


Product                                             Price          Delivery

PlayStar Website Prototype (Dec 5 1996)             $40,000      1996/12/04
PlayStar Website SystemTest (March 30 1997)         $60,000      1997/03/30
PlayStar Website FinalBeta (March 30 1998)          $80,000      1998/03/30
PlayStar Website (July 4 1998)                      $70,000      pending

PlayStar Casino System:

        Casino Games

                Blackjack
                Poker
                FruitMaster Slot Machine
                FruitMaster II Slot Machine
                SuperMaster Slot Machine
                American Roulette
                French Roulette
                Baccarat

                Total                              $250,000        as above

     Backoffice Systems

                PitBoss
                CasinoCash
                Player account management system (PAMS)
                Casino control system (CCS)
                Monitor
                Broker
                Report Manager
                Reports

                Encryption/Decryption
                Support site
                Archive/Restore
                Backup/Restore

                Total                             $400,000        as above

        External (3rd party software) estimates:

                Firewall licenses (Solaris)        $30,000        installed
                Virtual Private Network (Solaris)  $15,000        pending
                Database licenses (Sybase)         $75,000        installed
                Server licenses (Netscape)         $30,000        installed
                Server licenses (Apache)             free         installed
                Domain(s) registration-annually    $ 2,500        registered
                SSl3 security libraries            $30,000        pending

                Total                             $222,500

        Hardware estimates:

                Mirrored configuration (x2)
                Sun Enterprise Server
                RAID
                Tape Library
                UPS

                Total                             $600,000      50% installed

                Firewall server                    $15,000      installed
                Admin server                       $15,000      pending
                Admin printer                       $5,000      delivered
                Admin workstations (6)             $40,000      pending

                Total                             $675,000

        Training services

                Operations ($1500 per person)       $6,000      pending
                Customer support ($3000 per person)$18,000      pending

                Total                              $24,000

Project Total                                   $2,421,500

The project total includes configuration and installation costs (exclusive of travel and out-of-pocket expenses), as well as first year web hosting and technical support. After the first year of operations web hosting will be billed at market rates, and support will be provided at 15% of the project total.

Any additional consulting will be invoiced at $6000 per week for management services and $5000 per week for technical services.

Billing will be finalized upon successful launch of PlayStar operations.

                           EXHIBIT 12.1

               SUBSIDIARIES OF PLAYSTAR CORPORATION



Name of Corporation          Place of               Percentage of
                             Incorporation          Shares Held

PlayStar Limited             Jersey, Channel            100%
                             Islands

Antigua Casino & Sportsbook  Antigua, West-Indies       100%
      Limited

                           EXHIBIT 12.2

                       PLAYSTAR CORPORATION
                      a Delaware Corporation
                          (the "Company")

                      1996 STOCK OPTION PLAN

(As    adopted   by   the   Board   and    Shareholders    on   the
9th day of October, 1996)

1.    Purposes

      The Company's 1996 Stock Option Plan (the "Plan") is intended to attract and retain the best available personnel for positions of substantial responsibility with the Company and its subsidiaries, if any, and to provide additional incentive to such persons to exert their maximum efforts toward the success of the Company. The Plan is also intended to provide and encourage stock ownership by officers, employee Board and employees of, and consultants to, the Company and to afford such persons the right to increase their proprietary interest in the Company. The above aims will be effectuated through the granting of certain options ("Options") to purchase shares of the Company's common stock, par value $.0001 per share (the "Common Stock"). Under the Plan, the Company may grant "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Options which are not intended to be ISOs ("Non-Qualified Options"). The Company makes no warranty as to the qualification of any Options as ISOs.

2.    Administration of the Plan.

      The Plan shall be administered by the Board of the Company (the "Board"). Within the limits of the express provisions of the Plan, the Board shall have the authority, in its discretion, to take the following actions under the Plan:

      (a) to determine the individuals to whom, and the time or times at which, Options shall be granted, the number of shares of Common Stock to be subject to each of the Options and whether such Options shall be ISOs or Non-Qualified Options;

      (b)  to interpret the Plan;

      (c) to prescribe, amend and rescind rules and regulations relating to the Plan;

      (d) to determine the terms and provisions of the respective stock option agreements granting Options, including the date or dates upon which Options shall become exercisable, which terms need not be identical;

      (e)  to accelerate  the vesting of any  outstanding  Options;
and

      (f) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

      In making such determinations, the Board may take into account the nature of the services rendered by such individuals, and such other factors as the Board, in its discretion, shall deem relevant. An individual to whom an Option has been granted under the Plan is referred to herein as an "Optionee". The Board's determinations on the matters referred to in this Section 2 shall be conclusive.

3.    Shares Subject to the Plan.

      (a) The total number of shares of Common Stock for which Options may be granted under the Plan shall be 10,000,000.

      (b) The Company shall at all times while the Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of outstanding Options. The shares of Common Stock to be issued upon exercise of Options shall be authorized and unissued or reacquired shares of Common Stock.

      (c) The shares of Common Stock relating to the unexercised portion of any expired, terminated or canceled Option shall thereafter be available for the grant of new Options under the Plan.

4.    Eligibility.

      (a) Options may be granted under the Plan only to officers and employees of, and consultants to, the Company or any "subsidiary corporation" of the Company within the meaning of Section 424 (f) of the Code (a "Subsidiary"). The term "Company" when used in the context of an Optionee's employment, shall be deemed to include the Company and its Subsidiaries.

      (b) Nothing contained in the Plan shall be construed to limit the right of the Company to grant stock options otherwise than under the Plan for proper corporate purposes.

5.    Terms of Options.

      The terms of each Option granted under the Plan shall be determined by the Board consistent with the provisions of the Plan, including the following:

      (a) The purchase price of the shares of Common Stock subject to each Option shall be fixed by the Board, in its discretion, at the time such Option

                                      -2-
is granted; provided, however, that in no event shall such purchase price be less than the Fair Market Value (as defined in paragraph (g) of this Section 5) of the shares of Common Stock as of the date such Option is granted.

      (b) The dates on which each Option (or portion thereof) shall be exercisable shall be fixed by the Board, in its discretion, at the time such Option is granted.

      (c) The expiration of each Option shall be fixed by the Board, in its discretion, at the time such Option is granted; provided, however, that no Option shall be exercisable after the expiration of five (5) years from the date of its grant and each Option shall be subject to earlier termination as determined by the Board, in its discretion, at the time such Option is granted.

      (d) Options shall be exercised by the delivery, to the Company at its principal office or at such other address as may be established by the Board (Attention: Corporate Secretary), of written notice of the number of shares of Common Stock with respect to which the Option is being exercised accompanied by payment in full of the purchase price of such shares. Unless otherwise determined by the Board at the time of grant, payment for such shares may be made (i) in cash, (ii) by certified check or bank cashier's check payable to the order of the Company, (iii) at the discretion of the Board, by simultaneously exercising Options and selling the shares of Common Stock acquired thereby, pursuant to a brokerage or similar arrangement approved by the Board, and using the proceeds as payment of such purchase price, or (iv) by any combination of the methods of payment described in (i) through (iii) above. The Common Stock purchased shall thereupon be promptly delivered; provided, however, that the Company may, in its discretion, require that an Optionee pay to the Company or any Subsidiary, at the time of exercise, such amount as the Company deems necessary to satisfy any obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise or transfer of shares thereupon.

      (e) An Optionee shall not have any of the rights of a holder of the Common Stock with respect to the shares of Common Stock subject to an Option until such shares are issued to such Optionee upon the exercise of such Option.

      (f) An option shall not be transferable, except by will or the laws of descent and distribution, and during the lifetime of an Optionee, may be exercised only by the Optionee. No Option granted under the Plan shall be subject to execution, attachment or other process.

      (g) For the purposes of the Plan, the Fair Market Value of the Common Stock as of any date shall be as determined in good faith by the Board and such determination shall be binding upon the Company and upon the Optionee. The Board may make such determination (i) if the Common Stock is not then listed and traded upon a recognized securities exchange, upon the basis of the mean between the lowest bid and highest asked quotations on the relevant date (as reported by a recognized stock quotation service) or, if there are no such bid and asked quotations on the relevant date, then upon the basis of the mean between the lowest bid and highest asked quotations on the date nearest the relevant date or
(ii) in  case  the  Common  Stock  is  quoted  on the  National  Association  of

Securities Dealers Automated Quotation System National Market System ("NASDAQ-NMS") or listed on one or more national securities exchanges, the Fair Market Value of the Common Stock as of any date shall be deemed to be the mean between the highest and lowest sale prices of the Common Stock reported on the NASDAQ-NMS or the principal national securities exchange on which the Common Stock is listed and traded on the immediately preceding date, or, if there is no such sale on that date, then on the last preceding date, on which such a sale was reported.

6.    Special Provisions Applicable to ISOs.

      The following special provisions shall be applicable to ISOs granted under the Plan.

      (a) No ISOs shall be granted under the Plan after ten (10) years from the earlier of (i) the date the Plan is adopted, or (ii) the date the Plan is approved by the Company's shareholders as provided in Section 9 hereof.

      (b) If an ISO is granted to a person who owns, directly or indirectly (within the meaning of Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company,
(i) the purchase price of the shares subject to the Option shall not be less than 110% of the Fair Market Value of such shares as of the date such Option is granted and (ii) such Option cannot be exercised more than five (5) years after the date it is granted.

      (c) If the aggregate Fair Market Value of the Common Stock with respect to which ISOs are exercisable for the first time by any Optionee during a calendar year exceeds $100,000, such ISOs shall be treated, to the extent of such excess, as Non-Qualified Options. For purposes of the preceding sentence, the Fair Market Value of the Common Stock shall be determined at the time the ISOs covering such shares were granted.

7.    Adjustment upon Changes in Capitalization.

      (a) In the event that the outstanding shares of Common Stock are changed by reason of reorganization, reclassification, stock split, combination or exchange of shares and the like, or dividends payable in shares of Common Stock, an appropriate adjustment shall be made by the Board in the aggregate number of shares of Common Stock available under the Plan and in the number of shares of Common Stock and price per share of Common Stock subject to outstanding Options. If the Company shall be sold, reorganized, consolidated, taken private, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged (a "Corporate Event"), an Optionee shall at the time of issuance of the stock under such Corporate Event be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such Corporate Event as if he had been, immediately prior to such event, the holder of the number of shares of

Common Stock covered by his Option, provided, however, that the Board may, in its discretion, (i) accelerate the exercisability of outstanding Options, and shorten the term thereof, to any date prior to the occurrence of such Corporate Event, or (ii) provide for the cancellation of outstanding Options in exchange for cash equal to the aggregate in-the-money value of such Options at the time of such Corporate Event, as determined in its discretion.

      (b) Any adjustment under this Section 7 in the number of shares of Common Stock subject to Options shall apply proportionately to only the unexercised portion of any Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

8.    Termination, Modification and Amendment.

      (a) The Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the date of its adoption by the Board, and no Option shall be granted after termination of the Plan.

      (b) The Plan may at any time be terminated or, from time to time, be modified or amended by the Board; provided, however, that the Board shall not, without approval by the affirmative vote of the holders of a majority of the shares of the capital stock of the Company present in person or by proxy and entitled to vote at a meeting duly held in accordance with Delaware law, (i) increase (except as provided by Section 7) the maximum number of shares of Common Stock as to which Options may be granted under the Plan, (ii) reduce the minimum purchase price at which Options may be granted under the Plan, or (iii) change the class of persons eligible to receive Options under the Plan.

      (c) No termination, modification or amendment of the Plan shall adversely affect the rights conferred by any outstanding Options without the consent of the affected Optionee.

9.    Effectiveness of the Plan.

      The Plan shall become effective upon adoption by the Board of the Company, subject to the approval by the shareholders of the Company. Options may be granted under the Plan prior to receipt of such approval, provided that, in the event such approval is not obtained, the Plan and all Options granted under the Plan shall be null and void and of no force and effect.

10.   Not a Contract of Employment.

      Nothing contained in this Plan or in any stock option agreement executed pursuant hereto shall be deemed to confer upon any Optionee any right to remain in the employ of the Company or any Subsidiary.

11.   Governing Law.

      The Plan shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws thereof.

12.   Withholding.

      As a condition to the exercise of any Option, the Board may require that an Optionee satisfy, through withholding from other compensation or otherwise, the full amount of federal, state and local income taxes required to be withheld in connection with such exercise.

13.   No Obligation to Exercise Option.

      Granting of an Option shall impose no obligation on the Optionee to exercise such Option.

14.   Use of Proceeds.

      The proceeds received from sale of Common Stock pursuant to the Plan shall be used for general corporate purposes.

15.   Compliance with Law.

      Appropriate legends may be placed on the stock certificates evidencing shares issued upon exercise of Options to reflect such transfer restrictions.

                           EXHIBIT 23.1


                CONSENT OF INDEPENDENT ACCOUNTANTS


INDEPENDENT AUDITORS' CONSENT

The Board of Directors
PlayStar Corporation

      We consent to the inclusion in this Amendment No. 2 to Form 10-SB of our report dated September 1, 1997 and March 18, 1998, on our audit of the financial statements of PlayStar Corporation.


                               /s/ FRUITMAN KATES

                                 FRUITMAN KATES


Toronto, Ontario
May 12, 1998